UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2010

CFS BANCORP, INC.
 (Exact name of registrant as specified in its charter)

Indiana	000-24611	35-2042093
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (219) 836-5500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective as of May 27, 2010 (the “Separation Date”), Charles V. Cole resigned from his positions as Executive Vice President and Chief Financial Officer of CFS Bancorp, Inc. (the “Company”) and Citizens Financial Bank (the “Bank”), as well as from all other positions at the Company, the Bank and all subsidiaries of the Company and the Bank.

(e) Effective as of May 27, 2010, the Company, the Bank and Mr. Cole entered into a Separation Agreement (the “Separation Agreement”) that provides, among other items, the following:

(i) So long as Mr. Cole has executed and not revoked the release of claims attached to the Separation Agreement and has not breached certain other covenants, Mr. Cole will receive a severance payment equal to $336,488 (the “Severance Payment”), which is payable in two equal installments. The first installment will be paid to Mr. Cole in December, 2010 and the second installment will be paid in January, 2011. The Severance Payment is subject to termination as set forth in the Separation Agreement and to applicable taxes and other withholdings.

(ii) Mr. Cole (and his spouse and legal dependents) will be eligible for continuation coverage pursuant to COBRA under the group health, dental and vision plans of the Bank in which Mr. Cole participated immediately prior to the Separation Date. Mr. Cole also will be permitted to convert his group life and disability coverage under the Bank’s policies at the Separation Date to individual life and disability policies. The Company or the Bank has agreed to pay for a portion of the cost of the COBRA continuation coverage elected by Mr. Cole and for the premiums on the converted life and disability policies for a period of time not later than June 23, 2011.

(iii) Mr. Cole has agreed to comply with the confidentiality, non-solicitation and certain other covenants set forth in the Employment Agreement among the Company, the Bank and Mr. Cole.

The Bank also has agreed to pay an additional lump sum equal to $43,869, less applicable taxes and other withholdings, to Mr. Cole in connection with his resignation from employment.

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2010

CFS BANCORP, INC.

By: /s/ Joyce M. Fabisiak
Joyce M. Fabisiak
Vice President

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